Exhibit 99.1
News

Investor Contact: John Dalhoff Director, Investor Relations investor@quakerhoughton.com T.+1.610.684.7822	Media Contact: Melissa McClain Director, Global Communications media@quakerhoughton.com T. +1.610.832.7809

For Release: Immediate

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Quaker Houghton Announces Appointment of Mark A. Douglas as Chairman and Retirement of Michael F. Barry as Chairman and Director

CONSHOHOCKEN, PA (May 13, 2026) /PRNewswire/ – Quaker Houghton (NYSE: KWR) today announced that the Board of Directors (“the Board”) has elected Mark A. Douglas as Chairman of the Board, effective immediately. Mr. Douglas will succeed Michael F. Barry, who has decided to retire as Chairman and a member of the Board. In connection with Mr. Barry’s retirement, the Board acted to reduce its size from eleven to ten directors, effective May 13, 2026.
Mr. Douglas said, “It is a great privilege to succeed Mike. I’ve had the pleasure of serving alongside him as a director since 2013 and know his leadership has been invaluable to both the Board and our shareholders. During his tenure, the Company delivered significant growth, solid shareholder returns, and approximately 30 strategic acquisitions.”
Mr. Barry said, “It has been an honor to serve on Quaker Houghton’s Board since 2008 and as its Chairman for the past 17 years. I am proud of what we’ve achieved and know that Mark will carry on our unwavering commitment to providing shareholder value. Also, it has been over 4 years since I retired as CEO, and now is the proper time to retire from the Board. Quaker Houghton is in a strong place under the leadership of Joe Berquist with whom I have worked closely for over 20 years. Joe is the ideal leader for this Company going forward given his intimate knowledge of the businesses, product lines, employees and customers, and his strategic vision to take the Company into the future. I am impressed with Joe’s leadership since becoming CEO. He has taken actions that are positioning the Company well for future growth, including numerous strategic initiatives that will create value for our shareholders, as well as all stakeholders, including our customers and employees. It’s been 28 years since I walked in the door at Quaker Houghton and after today, I will continue to be a shareholder of this great company, and I am looking forward to the significant value creation that I believe will take place.”
Mr. Barry added, “Mark is a highly respected and dedicated member of the Board and Chair of the Governance Committee. His experience leading a global chemical company, along with his deep understanding of Quaker Houghton’s business, will position him well to serve as Chairman and continue driving its long-term success.”
Joseph A. Berquist, Chief Executive Officer and President, said, “Mike’s legacy at Quaker Houghton is one of achievement, distinguished by thoughtful and caring leadership. In recognition of his innumerable contributions as both CEO and Chairman, I’m pleased to announce that we’ll be naming the Michael F.

Exhibit 99.1
Barry Employee Learning and Conference Center at our new corporate headquarters, and the Company will also sponsor The Michael F. Barry Quaker Houghton Manufacturing Leadership Fellowship at Drexel University, Mike’s alma mater. We wish Mike all the best in his retirement.”
In light of the election of Mr. Douglas, an independent director, as Chairperson, the Board also voted to eliminate the role of Lead Independent Director, effective today. Mr. Berquist said “The Board and Company thank Jeffry D. Frisby for serving as our Lead Independent Director since 2023. We’re pleased to have him remain on the Board as the Chair of the Sustainability Committee and a valued member of the Compensation and Human Resources Committee.”
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.